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                                                                       EXHIBIT 5

                              SIMPSON AYCOCK, P.A.
                                Attorneys at Law
                            204 East McDowell Street
                               Morganton, NC 28680


                                  March 6, 1997


Board of Directors
WSMP, Inc.
Claremont, North Carolina 28610

Dear Sirs:

We are acting as counsel to WSMP, Inc., a North Carolina corporation (the "Company"), in connection with the preparation, execution and filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") and the offer, issuance and sale pursuant to the Registration Statement of up to 223,611 shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") by the Selling Shareholders identified in the Registration Statement. The Shares are issuable to the Selling Shareholders pursuant to a certain Agreement of Purchase and Sale dated as of February 28, 1997 among the Company and the Selling Shareholders (the "Agreement"). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In our representation of the Company, we have examined the Registration Statement, the Agreement and the charter and bylaws of the Company, each as amended to date, and such other documents as we have considered necessary for purposes of rendering the opinions expressed below. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies of originals.

Based upon the foregoing, it is our opinion that the Company is a corporation duly incorporated and validly existing under the laws of the State of North Carolina and that, under the laws of the State of North Carolina, upon issuance, sale and delivery to the Selling Shareholders in accordance with the terms and conditions of the Agreement, the Shares will have been duly and validly issued and will be fully paid and nonassessable.

We hereby consent to the use of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
Simpson Aycock, P.A.

By: /s/ J.R. Simpson
    --------------------------
        J.R. Simpson